Exhibit 99.1

For Immediate Release

U.S. CONCRETE ANNOUNCES BOARD CHAIRMAN SUCCESSION PLAN

William J. Sandbrook, President and CEO,

Named Vice Chairman of the Board of Directors

EULESS, Texas, September 20, 2017 – U.S. Concrete, Inc. (NASDAQ: USCR) (the “Company”) announced today that Mr. Eugene I. Davis, Chairman of the Company’s Board of Directors (the “Board”), has decided to not stand for reelection at the Company’s 2018 annual meeting of stockholders (the “2018 Meeting”). The Company also announced that the Board has named Mr. William J. Sandbrook, President and Chief Executive Officer of the Company, as Vice Chairman of the Board and that the Board intends to name him Chairman following the 2018 Meeting. The Company has entered into a consulting agreement with Mr. Davis so as to assist Mr. Sandbrook in his anticipated transition from Vice Chairman to Chairman. In addition, Mr. Michael D. Lundin has been named to the newly created position of Lead Independent Director of the Board.

Mr. Davis stated, “It has been my distinct pleasure to serve as the Chairman of the Board. While I have determined not to stand for reelection to pursue other opportunities, I would be remiss if I did not convey how proud I am to have been a part of U.S. Concrete’s tremendous growth and success over the past seven years. However, like the rest of my fellow directors, I am very excited about Bill’s promotion to Vice Chairman and, in time, Chairman, in recognition of the significant value creation that has been achieved under his strategic vision and dedicated leadership.”

Mr. Sandbrook stated, “I want to thank Gene for his tireless service. He has been a terrific Chairman as well as a great friend and partner and, on behalf of the entire U.S. Concrete family, I want to wish him the best in all of his future endeavors. On a personal note, I am extremely honored to assume the role of Vice Chairman and, in time, Chairman. I look forward to leading the Company in its continued relentless pursuit of our strategic growth objectives.”

Mr. Lundin added, “Bill clearly possesses all of the necessary skills and abilities to perform all duties of President, CEO and Vice Chairman and, in due course, Chairman. I look forward to working with him and Gene over the coming months to provide for a smooth and seamless leadership transition and to the continuation of the Company’s tremendous success.”

About U.S. Concrete, Inc.

U.S. Concrete serves the construction industry in several major markets in the United States through its two business segments: ready-mixed concrete and aggregate products. The Company has 158 standard ready-mixed concrete plants, 17 volumetric ready-mixed concrete facilities, and 17 producing aggregates facilities. During 2016, U.S. Concrete sold approximately 8.1 million cubic yards of ready-mixed concrete and approximately 5.6 million tons of aggregates.

For more information on U.S. Concrete, visit www.us-concrete.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains various forward-looking statements and information that are based on management’s beliefs, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them. Forward-looking information includes, but is not limited to, statements regarding: the expansion of the business; the opportunities and results of our acquisitions; the prospects for growth in new and existing markets; encouraging nature of volume and pricing increases; the business levels of our existing markets; ready-mixed concrete backlog; ability to maintain our cost structure and monitor fixed costs; ability to maximize liquidity, manage variable costs, control capital spending and monitor working capital usage; and the adequacy of current liquidity. Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions; the level of activity in the construction industry; the ability of U.S. Concrete to complete acquisitions and to effectively integrate the operations of acquired companies; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental and other liabilities; the cyclical and seasonal nature of U.S. Concrete’s business; adverse weather conditions; the availability and pricing of raw materials; the availability of refinancing alternatives; results of litigation; and general risks related to the industry and markets in which U.S. Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. These risks, as well as others, are discussed in greater detail in U.S. Concrete’s filings with the Securities and Exchange Commission, including U.S. Concrete’s Annual Report on Form 10-K for the year ended December 31, 2016.

Source: USCR-G

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Company Contact Information:

U.S. Concrete, Inc. Investor Relations

844-828-4774

IR@us-concrete.com

Media Contact:

Media@us-concrete.com